EXHIBIT 10.15

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), effective as of the Effective Date described in Section 12 below, is made and entered into by and between Globe Specialty Metals, Inc. (“GSM”) and Malcolm Apppelbaum (“Executive”).  GSM and Executive are referred to collectively as the “Parties.”

WHEREAS, Executive currently is employed by GSM as Chief Financial Officer;

WHEREAS, GSM and the Executive desire to cease the employment relationship; and

WHEREAS, the Parties desire to transition Executive’s duties as smoothly as possible and to resolve all matters between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Cessation.  Executive hereby ceases his employment with GSM effective as of the later of August 31, 2013 or the date that GSM’s Annual Report on Form 10-K for the fiscal year ending June 30, 2013 is filed with the Securities and Exchange Commission and attendant investor calls are completed (the “Cessation Date”).  Thereafter, Executive will not perform any services for GSM or its subsidiaries or affiliated entities (collectively “Affiliates”).  Prior to the Cessation Date, GSM may, upon prior written notice, terminate Executive’s employment for any reason, subject only to compliance with this Agreement. Promptly following the Cessation Date or such earlier date as Executive’s employment may be otherwise terminated, Executive will return all property of GSM and its Affiliates, and all copies, excerpts or summaries thereof, in his possession, custody or control.  Further, effective upon the Cessation Date, or such earlier date as Executive’s employment may be otherwise terminated, Executive shall be deemed to have resigned his membership on all boards of Affiliates and from other executive or corporate positions with Affiliates.

2.  Transition.  Between the Effective Date and the date that Executive ceases employment (the “Transition Period”), Executive will, to the extent reasonably requested by GSM, continue to perform his current duties as Chief Financial Officer (the “Duties”) in a professional, loyal and timely manner consistent with his historical levels of performance.  If a replacement for Executive is found during the Transition Period, Executive will be responsible during the Transition Period for training, supporting and effectively transitioning his Duties to such replacement.

3.  Compensation and Benefits.

(a) Through the Cessation Date, GSM will continue to (i) pay Executive his base salary at the rate in effect as of December 31, 2012, less customary withholdings (the “Salary Continuation”), and (ii) provide Executive with the benefits in which he participated as of December 31, 2012, namely, health insurance, in accordance with and to the extent required by the applicable plans, programs and policies, as the same may be amended or terminated by GSM in its discretion for all senior executives. After the Transition Period , Executive will not accrue any vacation, sick leave or other paid time off, and Executive will not receive any payment for any accrued but unpaid vacation, sick leave, or other paid time off as of the Cessation Date.  Further, Executive will not be entitled to any (i) cash bonus or performance payment with respect to the period after December 31, 2012 or (ii) award under the Long-Term Incentive Plan with respect to the period after December 31, 2012.

(b) GSM will pay Executive his 2012 award under the Long-Term Incentive Plan in accordance with the terms of the plan, including the applicable portion of the 5% holdback as determined by the GSM’s Compensation Committee in the ordinary course of its administration of the plan.  Except as expressly provided in this Agreement, Executive’s entitlement to, participation in, and accrual of, all other salary or benefits from GSM shall cease as of the Cessation Date, provided that Executive shall have such rights in such benefits as are required by law and applicable plan documents, namely distribution to Executive of any vested benefits in GSM’s 401(k) plan in accordance with plan documents.  The amounts of the Stock Options and RSUs in which Executive is vested as of the Effective Date and the additional amounts of Stock Options and RSUs in which Executive will become vested after the Cessation Date are set forth in Appendix 1.  The timing and settlement of the RSUs are subject to Section 409A of the Internal Revenue Code as described in Section 18 below.  GSM has provided no advice to Executive with respect to the tax treatment governing the exercise of the Stock Options or vesting of RSU’s, and Executive hereby acknowledges and agrees that he shall look solely and exclusively to his own tax advisors for information and counsel.

5.  Reinstatement.  Executive waives all claims for reinstatement or employment with GSM and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.

6.  Release. In exchange for the benefits provided in this Agreement, Executive is executing a release in substantially the form attached hereto as Appendix 2.  Except as expressly provided in this Agreement, Executive acknowledges and agrees that GSM has paid him any and all compensation unconditionally owed to him and that GSM owes no other sums to him, including, but not limited to, salary, vacation pay, severance pay, reimbursement for business expenses, bonuses and employer contributions to the 401(k) plan.

7.  Confidentiality of this Agreement.  Except to enforce this Agreement or as required by law or otherwise to satisfy applicable Securities and Exchange Commission or stock exchange disclosure requirements, or to the extent each party in good faith deems necessary in communications with analysts or institutional investors, the Parties agree to keep this Agreement, and the terms of this Agreement strictly confidential.  Subject to the foregoing, Executive shall not disclose the same to any third party except his heirs, attorneys, accountants, financial advisors, immediate family members and, in relation to matrimonial litigation, the court, personnel of the court, attorneys and other advisors.  Likewise subject to the foregoing, GSM shall not disclose the same to any third party except its directors, officers, attorneys, accountants and employees responsible for effectuating the Agreement.

8.  Nondisparagement and Nonassistance.  Executive agrees not to provide any disparaging information relating to GSM or its Affiliates or its or their management employees, officers or directors to any person or entity, and he agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or investigation against GSM or its Affiliates except as may be required by law or legal process.  GSM shall instruct its Board, its senior management and its human resources department not to provide any disparaging information relating to Executive to any person or entity, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or investigation against Executive, except as may be required by law or legal process.  Executive understands and acknowledges that nothing in this Agreement prohibits or restricts him from filing a claim or participating in a proceeding relating to a violation of federal, state or local law relating to fraud or any rule of the Securities and Exchange Commission, but Executive represents and affirms that he knows of no facts or circumstances that would warrant the filing of such a claim.  GSM or its Affiliates represent and affirm that they know of no facts or circumstances that would warrant the filing of a claim against the Executive for a violation of federal, state or local law relating to fraud or any rule of the Securities and Exchange Commission.

9.  Cooperation.  Executive agrees to reasonably cooperate with GSM upon request by answering questions and providing information about matters of which he has personal knowledge.  In the event that GSM becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request, provide reasonable cooperation and assistance to GSM, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony.  GSM shall reimburse Executive for all reasonable expenses he incurs in complying with this Section 9.  Any such expense shall be reimbursed by GSM no later than 15 days after Executive submits reasonably detailed information to GSM as to the amount and character of such expense.

10.  Confidentiality; Non-Competition and Non-Solicitation.

(a) Duty Not to Disclose Confidential Information. Executive agrees to hold all Confidential Information in strict confidence and trust for the sole benefit of GSM, and he will not disclose, use, copy, publish, summarize or remove any Confidential Information from GSM’s premises, except as specifically authorized in writing by GSM or in connection with the course of Executive’s employment, except that it will not be a violation of this Agreement if, in enforcement of Executive’s rights under this Agreement or another arrangement between Executive and GSM or any of its Affiliates, Executive makes use of information reasonably necessary for such enforcement.

(b) Definition. “Confidential Information” means GSM proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer and client lists, developments, inventions, processes, technology, designs, drawings, marketing and other plans, business strategies and financial data and information. “Confidential Information” shall also mean information received by GSM from customers or clients or other third parties subject to a duty to keep confidential but, notwithstanding anything to the contrary contained herein, shall exclude Executive’s personal rolodex and contacts list.  Notwithstanding the foregoing, “Confidential Information” shall not include (i) information that, at the time of disclosure, is in the public domain other than as a result of the breach by Executive of any obligation of confidentiality or non-disclosure owed to GSM or any of its affiliates, and (ii) information required to be disclosed by any judicial or administrative proceedings or applicable laws so long as, to the extent legal and practicable, reasonable prior notice is given of such disclosure and, to the extent legal and practicable, a reasonable opportunity is afforded to GSM, at its sole expense, to contest such disclosure.

(c) Documents and Materials. Executive further agrees that Executive will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of GSM, to GSM immediately upon cessation of Executive’s employment with GSM. These terms are in addition to any statutory or common law obligations that Executive may have relating to the protection of GSM’s Confidential Information or its property. These restrictions shall survive the termination of employment. Executive may retain his personal Rolodex and contacts information .

(d) Non-Competition. During the Transition Period and for a period of two years thereafter (the “Noncompete Period”), Executive shall not, directly or indirectly, either alone or in association with others, own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that directly competes with any specific business (i) in which GSM and its Affiliates (taken as a whole) are materially engaged as of the date of Executive’s termination or Cessation or (ii) for which GSM or any of its Affiliates has, within one year prior to Executive’s termination or Cessation, taken substantial, demonstrable steps to become materially engaged, in which GSM and its Affiliates (taken as a whole), within one year after Executive’s termination or Cessation, would reasonably be expected to be materially engaged; provided, however, that Executive may own as a passive investor up to 5% of any class of an issuer’s publicly traded securities (as used in this sentence, “material” shall mean material to the aggregate results of GSM and its Affiliates taken as a whole). The Noncompete Period shall be extended by the length of any period during which Executive is found by a court or arbitrator to be in breach of the terms of this Section 10(d).  Executive acknowledges (i) that the business of GSM and its Affiliates is, and is expected to remain, international in scope and without geographical limitation; (ii) notwithstanding the state of incorporation or principal office of GSM or any of its Affiliates, or any of their respective executives or employees (including Executive), GSM and its Affiliates have, and it expected that GSM and its Affiliates will continue to have, business activities and valuable business relationships within its industry throughout the world; and (iii) as part of his responsibilities, Executive has traveled around the world in furtherance of GSM’s and its Affiliates’ businesses and their relationships. Accordingly, the restrictions set forth in this Section 10 shall be effective in all cities, counties and states of the United States and all countries in which GSM or any of its Affiliates has an office or has made commercial sales within 12 months prior to the date of Executive’s Cessation of employment.

 (e) Non-Solicitation; Non-Hire. During the Noncompete Period, Executive will not, directly or indirectly, (i) recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of GSM or any of its Affiliates to terminate their employment with, or otherwise cease their relationship with, GSM or (ii) hire any person who was an employee of GSM or any of its Affiliates within six (6) months prior to the time such employee is proposed to be hired by Executive; (iii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of GSM or any of its Affiliates for similar products that GSM produces.

(f) Saving Clause.  If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Acknowledgement.  The restrictions contained in this Section are necessary for the protection of the business and goodwill of GSM and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause GSM substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, GSM shall have the right to seek specific performance and injunctive relief.

(h) Representations.  Executive represents that his performance of all the terms of this Agreement does not and will not breach any existing (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with GSM or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

(i) Exclusivity.  The restrictive covenants set forth in this Section replace and supersede any similar restrictive covenants in any other agreements or plans to which Executive has or shall become subject in connection with Executive’s service to GSM and its Affiliates.  Other than these restrictive covenants and any obligations imposed by applicable law or regulation, absent Executive’s written consent, there shall be no other restrictions imposed by GSM or any Affiliate on Executive’s activities following the Transition Period.

11. Miscellaneous.  This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter hereof, including, but not limited to, the Employment Agreement dated November 30, 2011 between GSM and the Executive, the performance-based bonus and non-performance based bonus plans set forth therein and any award under any Long Term Incentive Plan. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect.  This Agreement may not be modified in any manner except in a written document signed by both parties.  Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, and the court shall modify such provision to make it valid to the maximum extent permitted by law.

12.  Consultation and Consideration.  Executive is advised to consult with an attorney at his own expense prior to executing this Agreement.  He may have a period of up to 21 days from the date he receives this Agreement to consider this Agreement, but he may knowingly and voluntarily take less time to consider it.  If Executive signs this Agreement, he will have seven (7) days to revoke it (the “Revocation Period”).  Any notice of revocation must be in writing and received by Stephen Lebowitz of GSM prior to the expiration of the Revocation Period.  Thus, this Agreement will not become effective or enforceable until such date that both parties sign it and the Revocation Period expires without Executive exercising his right of revocation (the “Effective Date”).  If Executive signs this Agreement, he represents that he enters into it knowingly and voluntarily with full understanding of its meaning and effect.

13.  Governing Law; Arbitration.  This Agreement shall be governed by the law of the State of New York without regard to conflicts of laws. If any dispute arises out of or relates to this Agreement, or the breach thereof (a “Dispute”), such Dispute shall be finally resolved by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  The arbitration will be conducted in New York County, New York, before a sole arbitrator named in accordance with such rules, and shall be conducted in accordance with the Federal Arbitration Act.  The parties agree that the existence of any Dispute subject to this provision, any proceedings to resolve such Dispute, and all submissions received by any party from any other party in connection with such Dispute or proceedings shall be treated as confidential.  At the discretion of the arbitrator, the non-prevailing party in such arbitration may be ordered to pay the reasonable out-of-pocket costs and legal fees and disbursements incurred by the prevailing party in such arbitration and in preparation therefor and in any enforcement or appeal of the arbitration award.  Nothing in this Section shall be construed to derogate GSM’s right to seek legal and equitable relief in a court of competent jurisdiction for breaches of Section 10 as contemplated by Section 10(g).

14.  Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Executive may not assign any right or obligation hereunder without GSM’s prior written consent.  GSM may assign its rights and obligations hereunder to any successor in interest.  All compensation and benefits under this Agreement shall be paid or provided promptly  to the Executive's estate in the event of his death.

15.  Notices.  All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid or sent by nationally recognized overnight delivery service.  Except as otherwise provided hereunder, a notice shall be deemed to be given in each case on the business day following the date of its mailing.  All notices shall be addressed and mailed or delivered to the following addresses:

If to GSM :          Globe Specialty Metals, Inc.
One Penn Plaza
250 West 34th Street, Suite 4125
New York, NY  10119
Attn:  Stephen Lebowitz

If to Executive:                         Malcolm Appelbaum
27 Barker Avenue, Apt 1516
White Plains, NY 10601

Each party may change its/his address for notices by giving notice in accordance herewith.

16.  Headings. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

17.  Counterparts.  This Agreement may be executed in one or more counterparts, by facsimile, PDF or otherwise, each of which shall be deemed an original and together which shall constitute one and the same instrument.

18.  Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent.  If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts.  Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, GSM and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement.

19.  Nonadmission.  By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

[signatures appear on following page]

Executive has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it.  After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

MALCOLM APPELBAUM	GLOBE SPECIALTY METALS, INC.

/s/ Malcolm Appelbaum	/s/ Jeffrey Bradley
March 2, 2013	Chief Executive Officer
March 6, 2013

APPENDIX 1

OPTIONS AND RSUs

a.The 87,500 options granted on August 11, 2011 with an exercise price of $18.81/share will fully vest in accordance with the schedule as if Executive were continuing to be employed  (currently 43,750 will be unvested on August 31, 2013). Executive will be allowed to exercise these options upon and after vesting, using cash settlement, anytime up to the expiration date of August 11, 2016.

b.The 61,136 options granted on November 14, 2011 with an exercise price of $14.72/share will fully vest in accordance with the schedule as if Executive were continuing to be employed. These options currently cliff-vest on December 31, 2014. Executive will be allowed to exercise these options, using cash settlement, anytime after vesting up to the expiration date of September 1, 2017.

c.The 2,984 RSU's granted on January 1, 2011 will fully vest in accordance with the schedule as if Executive were continuing to be employed  (currently 995 would be unvested on August 31, 2013) and shall be paid on December 31, 2014.

d.The 20,380 RSU's granted on November 30, 2011 will fully vest in accordance with the schedule as if Executive were continuing to be employed  (currently these would cliff-vest on December 31, 2014) and shall be paid on November 29, 2014.

e.The 15,235 RSU's granted on January 1, 2012 will fully vest in accordance with the schedule as if Executive were continuing to be employed  (currently 10,156 would be unvested on August 31, 2013) and shall be paid on December 31, 2015.

f.The 756 RSU's granted on February 9, 2012 will fully vest in accordance with the schedule as if Executive were continuing to be employed  (currently 756 would be unvested on August 31, 2013) and shall be paid on February 8, 2015.

g.The 725 RSU's granted on March 28, 2012 will fully vest on in accordance with the schedule as if Executive were continuing to be employed  (currently 483 would be unvested on August 31, 2013) and shall be paid on March 27, 2015.

h.Any RSU's granted in accordance with the calendar 2012 bonus will fully vest in accordance with the schedule as if Executive were continuing to be employed and shall be paid three years from the date of grant.

APPENDIX 2

Agreement and Release

Agreement and Release (“Agreement”), by Malcolm Appelbaum (“Executive” and referred to herein as “you”) and Globe Specialty Metals, Inc., a Delaware corporation (the “Company”).

1.In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, following the effectiveness of this Agreement, the Company shall provide you with the payments and benefits provided in your Separation Agreement dated March __, 2013 (the “Separation Agreement”).

2.  (a)  In consideration for the payments and benefits to be provided to you pursuant to Section 1 above, which you acknowledge are more than to which you would otherwise be entitled, you hereby waive any claim you may have for employment by the Company and agree not to seek such employment or reemployment by the Company in the future.  You further agree to and do forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors and officers, shareholders, employees and agents (in their capacity as such) (collectively, the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever (including, without limitation, back pay, front pay, compensatory damages, punitive damages, exemplary damages, attorneys’ fees and costs actually incurred), in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), arising out of or related to your employment with the Company or the termination thereof, which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims and causes of action arising out of or related to your employment with the Company or the termination thereof, including, but not limited to: (i) any and all rights or claims under the Age Discrimination in Employment Act (“AEDA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or incentive plan of the Released Persons, subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938; (ii) any and all other rights or claims whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, tort, fraud, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of Claims: (i) that arise after the date on which you sign this Agreement, (ii) for the payments, benefits or rights required to be provided under the Separation Agreement; (iii) related to any equity award, equity interest, or incentive program in which you may have received grants or allocations at or before the date of your employment termination; (iv) regarding rights of indemnification or liability insurance coverage (such as directors' and officers' liability insurance), including without limitation, for legal fees and other claims or payments related to Executive's employment; or (v) relating to any accrued, vested benefits under any employee benefit plan or incentive plan of the Released Persons, subject to the terms and conditions of such plan and applicable law.  You agree that you are waiving your right to any monetary recovery should an administrative agency pursue a claim on your behalf. Nothing in this Agreement is intended to interfere with or deter your right to challenge the knowing and voluntary nature of the waiver of an ADEA claim or to file an ADEA charge, complaint or lawsuit or to participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other state or local agency with jurisdiction over such claims. However, in response to any such claim or proceeding, the Company shall be entitled to assert that all of your claims have been released in a final binding settlement.

(d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

3.  (a)  This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c)You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

4.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

5.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

6.  You acknowledge that you: (a) have carefully read this Agreement in its entirety and understand all of its terms, including the waiver and release of claims set forth in paragraph 2 above; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney or other advisor of your choice in connection with this Agreement; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (e) are signing this Agreement voluntarily and of your own free will, and no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein; and (f) agree to abide by all the terms and conditions contained herein.

7.  You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider, sign and return this Agreement.  You may accept this Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 15 of the Separation Agreement on or before February __, 2013.  After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than the seventh (7th) day after the date you sign this Agreement.  The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (irrespective of whether the Company has countersigned the Agreement) (the “Agreement Effective Date”), provided that you have not revoked the Agreement.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

8.Any dispute regarding this Agreement shall be subject to the dispute resolution provisions contained in the Separation Agreement.

EXECUTIVE

____________________________________
Malcolm Appelbaum

GLOBE SPECIALTY METALS, INC.

By:____________________________________
[Name ]
[Title ]